UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 8, 2014

CBL & ASSOCIATES PROPERTIES, INC.

CBL & ASSOCIATES LIMITED PARTNERSHIP

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12494	62-1545718
Delaware	333-182515-01	62-1542285
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2030 Hamilton Place Blvd., Suite 500, Chattanooga, TN 37421
(Address of principal executive office, including zip code)

423.855.0001
(Registrant's telephone number, including area code)

N/A
(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.
On October 8, 2014, CBL & Associates Limited Partnership (the “Operating Partnership”), the majority-owned operating partnership subsidiary of CBL & Associates Properties, Inc. (the “Company”), completed its previously announced public offering of $300.0 million aggregate principal amount of 4.60% Senior Notes Due 2024 (the "Notes"). The terms of the Notes are governed by an Indenture, dated as of November 26, 2013 (the "Base Indenture"), among the Operating Partnership, as issuer, the Company, as limited guarantor, and U.S Bank National Association, as trustee, as amended and supplemented by the First Supplemental Indenture, dated as of November 26, 2013. For a description of the material terms of the Notes, the Base Indenture, the First Supplemental Indenture and the Limited Guarantee, see the information set forth below under Item 2.03, which is incorporated into this Item 1.01.
The Notes and the Limited Guarantee were issued pursuant to the Company's and the Operating Partnership's Registration Statement on Form S-3 (Registration Nos. 333-182515 and 333-182515-01).
The descriptions herein of the Notes, Base Indenture, First Supplemental Indenture and Limited Guarantee are summary in nature and are qualified in their entirety by the full text of the Base Indenture, First Supplemental Indenture, Limited Guarantee and global note evidencing the Notes, which are listed as Exhibits 4.14.1, 4.14.2, 4.14.3 and 4.14.5, respectively, to this Current Report on Form 8-K and are incorporated herein, by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.
The Operating Partnership issued and sold the Notes in the aggregate principal amount of $300.0 million, which mature on October 15, 2024 and bear interest at a rate of 4.60% per annum, payable semi-annually in arrears on April 15 and October 15, beginning on April 15, 2015. The interest rate is subject to increase under certain circumstances as provided for in the Notes.
The Notes and the Limited Guarantee rank equal in right of payment to all other current and future unsecured and unsubordinated obligations of the Operating Partnership and the Company, respectively.
The Notes are redeemable, at the Operating Partnership's option, in whole or in part from time to time, on not less than 30 days and not more than 60 days prior written notice to the holders of the Notes to be redeemed. The Notes are redeemable for cash, at a price equal to the aggregate principal amount of the Notes being redeemed, plus accrued and unpaid interest to, but not including, the redemption date and a “make-whole” premium calculated in accordance with the First Supplemental Indenture, unless the Notes are redeemed on or after July 15, 2024, in which case no “make-whole” premium will be applicable.
The Base Indenture provides for customary events of default, including, among other things, nonpayment, failure to comply with the Base Indenture, the First Supplemental Indenture, the Limited Guarantee or the Notes, and certain events of bankruptcy, insolvency and reorganization. The First Supplemental Indenture contains various restrictive covenants, relating to the Operating Partnership's and the Company's aggregate unsecured debt, aggregate secured debt, maintenance of unencumbered assets and debt service coverage. The Company provided a Limited Guarantee with respect to the Notes for losses suffered solely by reason of fraud or willful misrepresentation by the Operating Partnership or its affiliates.
After deducting underwriting discounts and other offering expenses, the net proceeds from the sale of the Notes was approximately $297.7 million. The Operating Partnership intends to use the net proceeds to reduce amounts outstanding under its unsecured revolving credit facilities and for general business purposes. Affiliates of certain of the underwriters are lenders under the Operating Partnership’s revolving credit facilities and term loans and will receive their pro rata portions of any amounts repaid under these loans. In addition, the underwriters and certain of their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Company, the Operating Partnership and their affiliates. They have received or will continue to receive customary fees and commissions for these transactions.
The description set forth above is qualified in its entirety by the Base Indenture, First Supplemental Indenture, the Limited Guarantee and global note evidencing the Notes.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired
Not applicable
(b)	Pro Forma Financial Information
Not applicable
(c)	Shell Company Transactions
Not applicable
(d)	Exhibits

Exhibit Number	Description
4.14.1
Indenture, dated as of November 26, 2013, among CBL & Associates Limited Partnership, CBL & Associates Properties, Inc. and U.S Bank National Association. Incorporated by reference to Exhibit 4.14.1 to Current Report on Form 8-K dated and filed on November 26, 2013.*

4.14.2
First Supplemental Indenture, dated as of November 26, 2013, among CBL & Associates Limited Partnership, CBL & Associates Properties, Inc. and U.S. Bank National Association. Incorporated by reference to Exhibit 4.14.2 to Current Report on Form 8-K dated and filed on November 26, 2013.*

4.14.3	Limited Guarantee, dated as of November 26, 2013, of CBL & Associates Properties, Inc. Incorporated by reference to Exhibit 4.14.3 to Current Report on Form 8-K dated and filed on November 26, 2013.*
4.14.5	Global note evidencing the 4.60% Senior Notes Due 2024.

* Commission File No. 1-12494 and 333-182515-01.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CBL & ASSOCIATES PROPERTIES, INC.

/s/ Farzana K. Mitchell
___________________________________
Farzana K. Mitchell
Executive Vice President -
Chief Financial Officer and Treasurer

CBL & ASSOCIATES LIMITED PARTNERSHIP

By: CBL HOLDINGS I, INC., its general partner

/s/ Farzana K. Mitchell
___________________________________
Farzana K. Mitchell
Executive Vice President -
Chief Financial Officer and Treasurer

Date: October 8, 2014